Exhibit 5.1

[Letterhead of Vinson & Elkins L.L.P.]

May 18, 2004

Enterprise Products Partners L.P.
2727 North Loop West
Houston, Texas 77008

Gentlemen:

        We have acted as counsel for Enterprise Products Partners L.P., a Delaware limited partnership (the “Registrant”), with respect to certain legal matters in connection with the registration by the Registrant under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 1,000,000 additional common units of limited partner interests (the “Units”), for issuance under the Enterprise Products Company Employee Unit Purchase Plan (Third Amendment and Restatement) (the “Plan”).

        In connection with the foregoing, we have examined or are familiar with the Third Amended and Restated Agreement of Limited Partnership of the Registrant dated as of May 15, 2002, as amended, (the “Partnership Agreement”), the First Amended and Restated Limited Liability Company Agreement of Enterprise Products GP, LLC, a Delaware limited liability company and the general partner of the Registrant, the Articles of Incorporation and Bylaws of Enterprise Products Company, a Texas corporation, the Plan, the partnership and limited liability company proceedings with respect to the registration of the Units, the corporate and partnership proceedings with respect to the adoption of the Plan, the Registration Statement on Form S-8 filed in connection with the registration of the Units (the “Registration Statement”), and such other certificates, instruments, and documents as we have considered necessary or appropriate for purposes of this opinion.

        Based upon the foregoing, we are of the opinion that the Units have been duly authorized and when issued by the Registrant and delivered pursuant to the Plan will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable (except as such non-assessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act and as described or incorporated by reference into the prospectus issued under the Registration Statement).

        The foregoing opinion is limited to the laws of the United States of America and the States of Delaware and Texas. For purposes of this opinion, we assume that the Units will be issued in compliance with all applicable state securities or Blue Sky laws.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.